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                                                                 EXHIBIT 23(c)

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-34587, 333-34593, 333-34683, 333-35689, 333-51081, 333-74463, and
333-39972 on Form S-8 and Registration Statements Nos. 333-75812, 333-89818, and 333-99705 on Form S-3 of our report dated March 23, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting principle) related to the financial statements of the Flexsys Group as of December 31, 2006 and 2005 and each of the three years in the period ended December 31, 2006, appearing in this Annual Report on Form 10-K of Solutia Inc. for the year ended December 31, 2006.

Brussels, Belgium
March 23, 2007

/s/ Geert Verstraeten
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DELOITTE REVISEURS D'ENTREPRISES SC SFD SCRL
Represented by Geert Verstraeten
Partner